PROSPECTUS SUPPLEMENT

                      TO PROSPECTUS DATED FEBRUARY 14, 2001


                                20,034,540 SHARES

                                BRIGHTCUBE, INC.

                                  COMMON STOCK


     You should read this entire prospectus supplement, our prospectus dated February 14, 2001, the prospectus supplement dated July 31, 2001, and the other documents incorporated by reference into the prospectus and this prospectus supplement before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the July 31 supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement, the July 31 supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement, the July 31 supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement replaces any inconsistent information in the prospectus. Information in this prospectus supplement, the July 31 supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement, the July 31 supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURTIES OR DETERMINED IF THIS
   PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is December 7, 2001.

                           RELATED PARTY TRANSACTIONS


     In November 2001, we entered into an agreement with Intellect Capital Group LLC ("ICG") and Cefeo Investments, Limited S.A., one of the selling stockholders herein ("Cefeo"). The agreement provided for the transfer from ICG to Cefeo of 300,000 shares of our common stock, and the written confirmation that certain Escrow and Option Agreements by and between Cefeo and certain of our then-officers, directors and principal stockholders were of no effect. The 300,000 shares of common stock transferred to Cefeo are included in the shares to be sold under this Prospectus.

     We believe that the above transaction set forth was made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.


                              SELLING STOCKHOLDERS

     The following table sets forth, at November 30, 2001, information with respect to the common stock beneficially owned by the selling stockholders, including shares obtainable upon the exercise of certain options and warrants. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. Other than as set forth in the prospectus, no selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

     Additionally, the following table assumes the sale of all shares of common stock offered by this prospectus; however, as the selling stockholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will hold after the offering.

                                                     BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                                                     OF COMMON STOCK          OF COMMON STOCK
                                                     PRIOR TO THE OFFERING    AFTER THE OFFERING
------------                                          ----------------------  ---------------------
SELLING                                              NUMBER OF    NUMBER OF   NUMBER OF   PERCENT
STOCKHOLDER                                           SHARES    SHARES TO BE   SHARES    OF CLASS
                                                       HELD      SOLD UNDER
Alan Levinson                                          600,000       600,000          0         0
Alborz Select Opportunities
  Fund, Ltd.                                           420,000       420,000          0         0
Allen B. Cohen                                           3,730         3,730          0         0
AMRO International                                     600,000       600,000          0         0
Anegada Fund Ltd.                                      240,000       240,000          0         0
Apollo Capital Fund LLC                                150,000       150,000          0         0
Aspen International, Ltd.                              240,000       240,000          0         0
Banca Del Gottardo                                   3,935,000     3,935,000          0         0
Benny Shabtai                                          625,000       625,000          0         0
Brian Delaney                                        1,000,000     1,000,000          0         0
Cefeo Investments LTD                                  642,000       642,000          0         0
Charles E. Rawley                                      300,000       300,000          0         0
Continental Capital & Equity Corp                      400,000       400,000          0         0
Cranshire Capital                                       14,890        14,890          0         0
Danby International Ltd.                               240,000       240,000          0         0
Dan Churchill                                            7,450         7,450          0         0
David Meyrowitz                                          3,730         3,730          0         0
David Z. Lu                                              1,490         1,490          0         0
DM Management                                          480,000       480,000          0         0
Dr. Michael Kesslbrenner                                 7,450         7,450          0         0
Fairway Capital Partners LLC                            90,000        90,000          0         0
Friedlander International Limited                    1,202,400     1,202,400          0         0
Four Star Capital                                       30,000        30,000          0         0
Gary Kremen                                            292,500       292,500          0         0
Gary Voigt                                             120,000       120,000          0         0
Growth Ventures, Inc.                                   60,000        60,000          0         0
Harpel Family Trust                                    240,000       240,000          0         0
Hona Zhiu                                                5,000         5,000          0         0
Hunter Singer                                           29,000        29,000          0         0
Intercoastal Financial
  Services Corp                                        300,000       300,000          0         0
Isaac Klein                                             80,000        80,000          0         0
Jack Erlanger                                           50,000        50,000          0         0
James D. O'Brien                                       400,000       400,000          0         0
James Scibelli                                         360,000       360,000          0         0
Jeffery and Carol Starr                                 80,000        80,000          0         0
Jeremy Dallow                                            3,240         3,240          0         0
Jim Harpel                                             240,000       240,000          0         0
Jim Whitten                                             50,000        50,000          0         0
Jinsheng Yi                                              1,490         1,490          0         0
John Bollinger                                             750           750          0         0
Joseph Donahue                                          29,000        29,000          0         0
Mark Angelo                                             34,500        34,500          0         0


Max Rockwell                                            29,000        29,000          0         0
May-Davis Group                                         29,000        29,000          0         0
Michael Palma                                           80,000        80,000          0         0
Michael Woelfel                                          3,730         3,730          0         0
Montrose Investments, Ltd.                           1,200,000     1,200,000          0         0
Norman Tulchin                                         150,000       150,000          0         0
Oleg Ostrovsky                                          30,000        30,000          0         0
PanAmerica Capital Group, Inc.                       1,250,000     1,250,000          0         0
Paul Mazzanobile                                       300,000       300,000          0         0
Peconic Fund, Ltd.                                     300,000       300,000          0         0
Peter Che Nan Chan                                      14,890        14,890          0         0
Philip Marks                                           600,000       600,000          0         0
Qihu Guan                                                3,730         3,730          0         0
Rance Markel                                             3,730         3,730          0         0
Redwood Capital                                        400,000       400,000          0         0
RG Capital Fund, LLC                                   167,000       167,000          0         0
Rick Holman  (1)                                       800,000       300,000    500,000         0
Robert Cohen                                            65,000        65,000          0         0
Robert Farrell                                          29,000        29,000          0         0
Robert Scibelli                                         30,000        30,000          0         0
Ronald Pasternak                                       200,000       200,000          0         0
Roy Roberts                                              1,870         1,870          0         0
Shanji Xiong                                               750           750          0         0
Steven and Cheryl Angel                                  1,500         1,500          0         0
Sul Wa Chau                                              2,240         2,240          0         0
Summer Breeze, LLC                                      60,000        60,000          0         0
Teccal Investments, Ltd.                               200,000       200,000          0         0
Vincent Gioeni                                         120,000       120,000          0         0
Wel Z. Yen                                               2,240         2,240          0         0
William R. Evans                                         2,240         2,240          0         0
Xoom.com                                               350,000       350,000          0         0
------------------------------------------------  ------------  ------------  ---------  --------
  Total                                             20,034,540    20,034,540    500,000         0
================================================  ============  ============  =========  ========

     (1) Mr. Holman's shares include the 500,000 shares issuable upon exercise of warrants held by Asher Investment Group. Mr. Holman is the principal of Asher Investment Group.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus supplement and the documents incorporated herein by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" on page 6 of the accompanying prospectus and in the documents incorporated therein by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates", "believes", "estimates", "seeks", "expects", "plans", "intends", "future" and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

     All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.